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                                                        Exhibit 5



                              September 27, 2000


The New D&B Corporation
One Diamond Hill Road
Murray Hill, New Jersey  07974

To the Board of Directors of
The New D&B Corporation

Ladies and Gentlemen:

     In am President of The New D&B Corporation, a Delaware corporation (the "Company"), and as such am familiar with the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 9,325,400 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which may be issued to certain directors of the Company and Moody's Corporation and former directors of The Dun & Bradstreet Corporation in accordance with the 2000 Dun & Bradstreet Corporation Replacement Plan For Certain Directors Holding Dun & Bradstreet Corporation Equity-Based Awards and employees of the Company and Moody's Corporation and former employees of The Dun & Bradstreet Corporation in accordance with the 2000 Dun & Bradstreet Corporation Replacement Plan For Certain Employees Holding Dun & Bradstreet Corporation Equity-Based Awards (the "Plans").

     I have examined copies of the Plans, the Registration Statement (including the exhibits thereto) and the related Prospectuses (the "Prospectuses"). In addition, I have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.


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     I hereby advise that in my opinion the shares of Common Stock issuable in accordance with the Plans, when duly authorized and issued as contemplated by the Registration Statement, the Prospectuses and the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     I am a member of the Bar of the State of New York and do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and further consent to the use of my name in "Interests and Named Experts and Counsel" in the Registration Statement.

                                        Very truly yours,


                                        /s/   David J. Lewinter
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